Investor Contacts: MEDIA CONTACT:

Bluegreen Corporation Bluegreen Corporation

Tony Puleo Lisa Thornhill

Chief Financial Officer Director, Corporate Communications

(561) 912-8270 (561) 912-8251

tony.puleo@bluegreencorp.com lisa.thornhill@bluegreencorp.com

The Equity Group Inc.

Devin Sullivan

(212) 836-9608

dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION PRESIDENT AND CHIEF EXECUTIVE OFFICER GEORGE F. DONOVAN

TO RETIRE EFFECTIVE DECEMBER 31, 2006

EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER JOHN M. MALONEY, JR.

EXPECTED TO SUCCEED MR. DONOVAN

Boca Raton, Fla. -- October 23, 2006 -- Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, announced today that President and Chief Executive Officer George F. Donovan will retire from the Company and resign from the Board of Directors effective December 31, 2006 after 15 years of service as a director and corporate officer. Mr. Donovan is credited with engineering Bluegreen's entry into the vacation ownership industry 12 years ago and re-shaping the Company's land strategy. Executive Vice President and Chief Operating Officer John M. Maloney Jr. is expected to assume Mr. Donovan's position and responsibilities at that time.

Mr. Donovan, 67, stated, "Over the past 15 years at Bluegreen, I have had the privilege of working with some of the brightest, most dedicated individuals in our industry. By working together, Bluegreen has become one of the largest publicly traded developers and operators of vacation ownership properties, and a leader in direct-to-consumer sales of residential homesites. I am confident that we have created a solid foundation for continued growth."

Mr. Donovan continued, "Over the last year, the Board has planned for an orderly succession and I am confident that John Maloney can lead the Company forward. As COO, John has earned the trust and respect of our Board, our employees, our business partners, and our customers."

Mr. Maloney, 45, joined Bluegreen in 2001 as Senior Vice President of Operations and Business Development for Bluegreen Resorts and is currently the Chief Operating Officer. He was named Senior Vice President of Bluegreen Corporation and President of Bluegreen Resorts in 2002. Prior to Bluegreen, Mr. Maloney served as Senior Vice President of Sales and Marketing for the Owners Club by ClubCorp and Director of Sales and Marketing for the South Florida region of Hilton Grand Vacations Company. He also held various sales and marketing positions at Marriott Vacation Club International. Mr. Maloney serves on the Board of Directors of the West Palm Beach, Fla. Chapter of the Juvenile Diabetes Research Foundation. He is a member of The Young Presidents' Organization.

Bluegreen Corporation Page 2

October 23, 2006

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With over 150,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts, an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 51,000 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and employs over 5,000 associates. In 2005, Bluegreen ranked No. 57 on Forbes' list of The 200 Best Small Companies and No. 48 on FORTUNE's list of America's 100 Fastest Growing Companies. More information about Bluegreen is available at www.bluegreencorp.com.

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